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                                                           EXHIBIT NO. 99.1(b)

                            MFS UNION STANDARD TRUST
                                  on behalf of:
                        MFS UNION STANDARD RESEARCH FUND


         Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated January 24, 1996 (the "Declaration"), of MFS Union Standard Trust (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Union Standard Fund, a series of the Trust, has been terminated.
         IN WITNESS WHEREOF, the undersigned have executed this instrument this 29th day of January, 1997.



A. KEITH BRODKIN
----------------------------
A. Keith Brodkin
76 Farm Road
Sherborn, MA  01770


NELSON J. DARLING, JR.
----------------------------
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907


WILLIAM R. GUTOW
----------------------------
William R. Gutow
3 Rue Du Lac Road
Dallas, Texas  75230